News Release
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reaffirms 2014 Outlook,
Provides 2015 Outlook, and Announces Share Repurchase Program

Highlights:

•	Sales and EPS outlook reaffirmed for 2014

•	2015 outlook

•	Sales growth estimated in the range of 3% to 6%

•	EPS estimated in the range of $5.50 to $5.90

•	Free cash flow estimated to be approximately 80% of net income

•	$300 million share repurchase program authorized through December 31, 2017

PITTSBURGH, (December 17, 2014) /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC) reaffirms its 2014 EPS outlook, provides its 2015 financial outlook, and announces a share repurchase program.

John J. Engel, WESCO’s Chairman, President and CEO commented, “We were pleased with our improving sales growth in the second and third quarters, and our fourth quarter has continued the positive momentum.  October and November organic sales per workday grew 5% and 8%, respectively.  As a result, we reaffirm our full year outlook of approximately 5% sales growth and $5.25 to $5.35 earnings per diluted share, although at the lower end of the range.”

Mr. Engel continued, “We remain sharply focused on executing our One WESCO strategy to deliver above-market sales growth, improve profitability, and increase shareholder value.  With our new organization in place and improving economic conditions anticipated in North America, we expect sales growth of 3% to 6% and EPS of $5.50 to $5.90 per diluted share in 2015.  Our acquisition pipeline remains robust, and we see excellent ongoing opportunities to strengthen our electrical core and broaden our portfolio of products and services.  We are also pleased to announce a share repurchase program starting early next year.  The free cash flow generation capability of our business supports continued investment in our growth initiatives, including acquisitions, while providing a return of capital to shareholders.”

Ken Parks, WESCO’s Senior Vice President and Chief Financial Officer stated, “The new share repurchase authorization of up to $300 million over the next three years demonstrates confidence in our long-term growth outlook and a commitment to delivering value to shareholders through disciplined cash utilization. The strength and size of our free cash flow generation provide us with the flexibility to grow organically, make accretive acquisitions, and repurchase shares of common stock while maintaining leverage within our target levels."

The Company may utilize various methods to effect repurchases of its common stock under the repurchase program, which could include open market repurchases, negotiated block transactions, accelerated share repurchases or open market solicitations for shares, some of which may be effected through Rule 10b5-1 plans. The timing of any repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time.

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WESCO will discuss its 2015 outlook and share repurchase program during its investor conference call today starting at 10 a.m. ET. The Company has produced an accompanying presentation that contains supplemental information regarding today’s call and can be accessed on the company's Investor Website (http://wesco.investorroom.com).

To participate, please dial 1-877-443-5356 (Domestic), 1-855-669-9657 (Canada) or 1-412-902-6614 (International) a few minutes before the 10:00 a.m. ET start. Please mention to the operator that you are dialing in for WESCO conference call. The live webcast of the investor call as well as related presentation materials will be available through the "Investor Relations" section of the company's Investor Website (http://wesco.investorroom.com).
Investors can access a replay of the conference call from 1:00 p.m. ET on December 17, 2014, through 9 a.m. ET on January 3, 2015, by dialing 1-877-344-7529 (Domestic), 1-855-669-9658 (Canada), or 1 412-317-0088 (International) using the confirmation code 10056507.

About WESCO International
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2013 annual sales were approximately $7.5 billion. The company employs approximately 9,200 people, maintains relationships with over 25,000 suppliers, and serves over 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 475 full-service branches in North America and around the world, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Cautions about Forward-Looking Statements
This press release contains "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about the Company's stock repurchase program. All statements made herein that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to:  adverse economic conditions; increase in competition; debt levels, terms, financial market conditions or interest rate fluctuations; risks related to acquisitions, including the integration of acquired businesses; disruptions in operations or information technology systems; expansion of business activities; litigation, contingencies or claims; product, commodity, labor or other cost fluctuations; exchange rate fluctuations; the timing and amount of common stock repurchases, if any; and other factors described in detail in the Form 10-K for WESCO International, Inc. for the year ended December 31, 2013 and any subsequent filings with the Securities & Exchange Commission. Any numerical or other representations in this presentation do not represent guidance by management and should not be construed as such. The following presentation includes a discussion of certain non-GAAP financial measures. Information required by Regulation G with respect to such non-GAAP financial measures can be obtained via WESCO’s website, www.wesco.com.

Contact
Daniel A. Brailer, Vice President, Investor Relations and Corporate Affairs
WESCO International, Inc. (412) 454-4220,
investorrelations@wesco.com; http://www.wesco.com

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